EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
netGuru, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of netGuru, Inc. of our report dated May 25, 2000, except as to the third and fourth paragraphs of Note 12, which are as of May 29, 2000 and June 22, 2000, respectively, relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years ended March 31, 2000 and 1999, which report appears in the March 31, 2000 Annual Report on Form 10-KSB of netGuru, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.


/S/ KPMG LLP
------------
    KPMG LLP

Orange County, California
December 7, 2000